 Exhibit 10.80

LEASE RELATING TO VISION CENTRE, SAWSTON, CAMBRIDGE

Dated: 14 December 2018

Between

ARACARIS CAPITAL LIMITED

and

ARACARIS LIMITED

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000
cms.law

TABLE OF CONTENTS

1.	Definitions	1
2.	Interpretation	6
3.	Grant and Term	7
4.	Rights Granted	8
5.	Exceptions and Reservations	9
6.	Third Party Rights over the Premises	10
7.	Payment of Rents	10
8.	Rent review	11
9.	Other Financial Matters	16
10.	Insurance	17
11.	Service Charge	20
12.	State and Condition of the Premises	23
13.	Use of the Premises	25
14.	Dealings	26
15.	Legal Requirements and Regulations	27
16.	Landlord’s Covenant for Quiet Enjoyment	29
17.	Forfeiture	29
18.	Miscellaneous	31

LEASE

DATE               14 December 2018

PARTIES

(1)	ARACARIS CAPITAL LIMITED (incorporated and registered in England and Wales under company registration number 09103328), the registered office of which is at Suite 1, 3rd Floor 11-12 St. James’s Square, London, United Kingdom SW1Y 4LB (the “Landlord”); and

(2)	ARACARIS LIMITED (incorporated and registered in England and Wales under company registration number 09103355), the registered office of which is at Suite 1, 3rd Floor, 11-12 St. James’s Square, London, United Kingdom SW 4LB (the “Tenant”).

IT IS AGREED AS FOLLOWS:

1.            DEFINITIONS

The following definitions apply in this Lease:

“Acceptable Alternative Premises” means an area:

(a)	At least as large an area as the Blue Area;

(b)	Having Satisfactory Planning Permission;

(c)	Being no further than 200 metres from the centre of the Building;

(d)	Would not result in any greater cost to the Tenant than the costs incurred in respect of any Surface Parking Spaces on the Blue Area;

(e)	Which satisfies the Tenant acting reasonably with regard to all requisite safety requirements;

(f)	Where (if the area in question is to be on the other side of the railway tracks from the Premises) there is in place (constructed at the Landlord’s sole cost) a suitable, appropriate and acceptable pedestrian footbridge over the railway;

“Blue Area” means the area edged in blue on the Lease Map;

“Building” means the Vision Centre on the Premises;

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorised to close in London for general banking business;

“Car Parking” means Surface Parking Spaces for vehicles;

“EPB Regulations” means the Energy Performance of Buildings (England and Wales) Regulations 2012;

“EPC” means both an energy performance certificate and a recommendation report (as each term is defined in The Energy Performance of Buildings (England and Wales) Regulations 2012);

“Estate” means the Sawston Site being all that land and buildings registered under title number CB219591 and all Service Media on, over or under such land (excluding in both cases, any Drip Service Media which are not owned by the Landlord);

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“Estate Road” means the roadway on the Estate shown coloured brown on the Lease Map appended to this Lease;

“First RPI Review Date” means 14 December 2023;

“Group” means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954;

“Initial Service Charge” means thirty five thousand pounds (£35,000) per annum;

“Insured Risks” means:

(a)	fire, explosion, lightning, earthquake, flood, storm, bursting or overflowing of water tanks, pipes or other water or heating apparatus, impact, terrorism, aircraft (other than hostile aircraft) and things dropped from such aircraft, riot, civil commotion and malicious damage; and

(b)	such other risks as the Tenant may from time to time insure against acting reasonably;

“Insurance Rent” means the fair and reasonable cost to the Landlord (including any insurance premium tax) of insuring:

(a)	the Premises against the Insured Risks for its full reinstatement costs, including the costs of demolition and site clearance, temporary works, compliance with local authority requirements in connection with any works of repair or reinstatement, architects’ surveyors’ and other professional fees and other incidental expenses and in each case with due allowance for inflation;

(b)	any Special Fittings (if the Landlord is required by the Tenant to obtain such insurance following the service of a Special Fittings Insurance Notice);

(c)	against loss of Rent for a period of three years; and

(d)	against public liability of the Landlord in connection with any matter relating to the Estate, its occupation or use;

“Interest Rate” means the rate of three per cent above the base lending rate from time to time of Lloyds Bank plc, or if that rate is no longer published then three per cent above the rate of interest which the Landlord reasonably considers to be most closely comparable to minimum lending rates generally applicable in the United Kingdom from time to time;

“Landlord” means the first party to this Lease and its successors in title and persons entitled to the reversion immediately expectant on the termination of this Lease;

“Landlord’s Energy Management Costs” means the fair and reasonable proportion of the costs of the Landlord of:

(a)	acquiring allowances of any nature and paying all present and future taxes, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect);

(b)	monitoring the supply and consumption of energy and such emissions; and

(c)	gathering and processing information relating to the supply and consumption of energy and to such emissions;

and in this definition “Landlord” means the group of undertakings of which the Landlord is a Se member for the purposes of such allowances or taxes;

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“Landlord’s Surveyor” means a chartered surveyor appointed by the Landlord, who may be an individual, or a firm or company of chartered surveyors, or an employee of the Landlord or a company which is in the same Group as the Landlord;

“this Lease” means this lease as varied or supplemented by any document which is supplemental to this lease;

“Lease Map” means the plan appended to this Lease showing the areas to which this Lease relates;

“Lettable Unit” means any part of the Estate (other than the Premises) which is let or is intended for letting on the basis of a lease similar in nature to this Lease;

“lVIHRA” means the Medicines and Healthcare Product Regulatory Agency;

“OMR Review Date” means ) 14 December 2028;

“Onerous Condition” means a condition subject to which a planning permission or other approval is issued or a provision in a planning agreement (or a combination of a number of them) which either is or contains a condition, obligation or restriction which has or would have material adverse effects, including without limitation:

(i)	making the planning permission personal either to one person, a number of persons or a specified class or specified classes of persons; or

(ii)	making the planning permission relating to Car Parking temporary or limited with respect to usage or respect to times of the day, week or year; or

(iii)	requiring the acquisition of rights or consents or agreements from third parties or the use of land or the carrying out of works outside the Premises unless available without unreasonable cost and delay; or

(iv)	requiring payment of any sums,

and “Onerous Conditions” shall be construed accordingly;

“Permitted Use” means any uses within Classes Bl, B2 and/or B8 of the Town and Country Planning (Use Classes) Order 1987 (as at the date of this Lease), including (without limitation) ancillary surface parking and external plant associated with use of the Premises and any other use consented by the Landlord (such consent not to be unreasonably withheld or delayed) from time to time;

“Planning Permission” means

(a)	any existing planning permissions granted by South Cambridgeshire District Council including permissions dated 16 December 2014 (reference S/209 1/14/FL) and dated 3 September 2015 (reference S/0680/15/FL) or other relevant approvals or authorisations relating to or benefitting the Premises; and

(b)	a Satisfactory Planning Permission;

“Premises” means the Red Area and the Blue Area on the Lease Map, including without limitation:

(a)	buildings and Car Parking from time to time thereon;

(b)	Special Fittings;

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(c)	Service Media within and from time to time exclusively serving those premises and which are owned by the Landlord;

but excluding any Service Media within such premises but which do not serve such premises exclusively, or which are not owned by the Landlord;

“Red Area” means the area edged in red on the Lease Map;

“Rent” means five hundred thousand pounds (£500,000) per annum as reviewed under this Lease;

“Rent Commencement Date” means 14 December 2019;

“Risk Period” the period of three years starting on the date of the relevant damage or destruction;

“RPI Review Date” means the First RPI Review Date and the Second RPI Review Date;

“Satisfactory Planning Permission” means a planning permission (for Car Parking or otherwise) which does not contain any Onerous Conditions;

“Satisfactory Parking Permission” means one or more Satisfactory Planning Permissions for Car Parking which taken together provides parking for a total of not less than six hundred (600) vehicles;

“Satisfactory Parking Permission Date”: means the date nine months after:

(a)	the date that there is a Satisfactory Parking Permission providing for not less 600 vehicles;

(b)	the date that the Tenant confirms that the Planning Permission is a Satisfactory Parking Permission; and

(c)	such Satisfactory Parking Permission is effective;

“Second RPI Review Date” means 14 December 2033;

“Service Charge” means the lesser of a fair and reasonable proportion of the total cost of the Landlord’s Expenses (as defined in clause 11.1) and the Service Charge Cap in relation to the relevant Service Charge Year;

“Service Charge Balance” means the shortfall, if any, between the Service Charge Estimate and the Service Charge;

“Service Charge Cap” means:

(a)	from and including the commencement of the Term until but excluding the fourth anniversary of the commencement of the Term: the Initial Service Charge in any Service Charge Year;

(b)	from and including the fourth anniversary of the commencement of the Term until but excluding the eleventh anniversary of the commencement of the Term: forty three thousand pounds (£43,000) in any Service Charge Year; and

(c)	from and including the eleventh anniversary of the commencement of the Term for the remainder of the Term: eighty six thousand pounds (£86,000) in any Service Charge Year;

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“Service Charge Commencement Date” means 14 December 2021;

“Service Charge Estimate” means the lesser of:

(a)	the fair and reasonable proportion of the amount which the Landlord, or the Landlord’s Surveyor or its accountant, reasonably estimates will be the total cost of the Landlord’s Expenses (as defined in clause 11.1) in any Service Charge Year; and

(b)	the Service Charge Cap in any Service Charge Year;

“Service Charge Year” means the year from and including 1 January in each year (whether before or during the Term) or such other date which the Landlord chooses from time to time;

“Service Media” means conduits and equipment used for the generation, passage, reception and/or storage of Utilities;

“Special Fittings” means features, systems and/or plant attached to, incorporated into or associated with a base building which are specialized for the Tenant’s type of business (for example, special air handling systems), including without limitation those items notified by the Tenant to the Landlord from time to time;

“Special Fittings Insurance Notice” means written notice from the Tenant to the Landlord confirming that the Tenant has been unable to procure insurance of the Special Fittings on terms acceptable to the Tenant or with an insurer acceptable to the Tenant, such notice being accompanied by a list of the then relevant Special Fittings;

“Surface Parking Space” means a car parking space which:

(a)	is suitable for a domestic car of any make or model to be parked; and

(b)	pursuant to the rights granted in clause 4 of this Lease, is accessible via a clear, unobstructed route leading from the public highway to the Estate Road to or within the Premises and provides vehicular access to and exit from the surface car park;

“Tenant” means the second party to this Lease and, except where otherwise expressly stated, its successors in title;

“Term” means the term of years granted by this Lease;

“Utilities” means electricity, gas, water, foul water and surface drainage, heating, ventilation and air conditioning, smoke and fumes, signals, telecommunications, satellite and data communications and all other utilities;

“Uninsured Risk” any risk expressly specified in the definition of Insured Risks that:

(b)	is not insured because, at the time the insurance is taken out or renewed, insurance for such risk is not generally available in the UK market on normal commercial terms; or

(c)	is not insured or fully insured by reason of a limitation or exclusion (but not including normal policy excesses);

“VAT” means value added tax and/or any similar tax from time to time replacing it or performing a similar fiscal function;

“Yellow Area” means the area edged in yellow on the Lease Map.

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2.	INTERPRETATION

2.1	In this Lease:

2.1.1	the contents page, headings and sub-headings are for ease of reference only and do not affect its meaning;

2.1.2	any words following the terms “include” and “including” or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms;

2.1.3	general words do not have a restrictive meaning because they are preceded or followed by specific words indicating a particular type, class or category;

2.1.4	obligations owed by or to more than one person are owed by or to them jointly and severally;

2.1.5	words in the singular include the plural and vice versa; and

2.1.6	references to one gender include all genders.

2.2	In this Lease, unless otherwise specified:

2.2.1	a reference to legislation is a reference to all:

(a)	directives, decisions and regulations of the Council or Commission of the European Union; and

(b)	Acts of Parliament; and

(c)	orders, regulations, consents, licences, notices and bye-laws made or granted:

(i)	under any Act of Parliament; or

(ii)	under any directive, decision or regulation of the Council or Commission of the European Union; or

(iii)	by a local authority or by a court of competent jurisdiction; and

(d)	any mandatory codes of practice issued by a statutory body, in each case having effect in the United Kingdom (or any part of it) from time to time;

2.2.2	a reference to particular legislation is a reference to that legislation as amended, modified, consolidated, re-enacted or replaced from time to time and to all subordinate legislation made under it from time to time;

2.2.3	a reference to a person includes an individual, firm, partnership, company, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.4	a reference to a company includes any company, corporation or any other body corporate (wherever incorporated); and

2.2.5	references to the Premises and the Estate include any part of the Premises or the Estate.

2.3	In this Lease:

2.3.1	an obligation on either party to this Lease not to do something includes an obligation not to cause or allow that thing to be done;

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2.3.2	a reference to any act or to any act or omission of either party to this Lease includes any act or any act or omission of any other person at the Premises or the Estate with that party’s express or implied authority;

2.3.3	the rights and remedies of either party to this Lease under any clause are without prejudice to any other right or remedy of the other;

2.3.4	the obligations of or restrictions on either party under any clause, supplemental document or other instrument entered into in connection with this Lease, are without prejudice to the obligations of or restrictions on the relevant party, or to the rights of the other party under any other clause, supplemental document or other instrument entered into in connection with this Lease;

2.3.5	references to any adjoining property of the Landlord include any property adjoining or near the Premises or the Estate owned, leased or occupied by the Landlord (or any company in the same Group as the Landlord) from time to time;

2.3.6	references to the end of the Term are to the end of the Term whether before or at the end of the term of years granted by this Lease;

2.3.7	references to a fair proportion of any sum are to the whole or a proportion of that sum which is fair and reasonable in the circumstances and where there are different elements to that sum a different proportion for each element may be determined on this basis;

2.3.8	references to a certified copy are to a copy certified by solicitors to be a true copy of the original;

2.3.9	a requirement that a notice or other communication to be given or made under or in connection with this Lease must be signed by the person giving or making it will be deemed to be satisfied if the notice or other communication is signed on behalf of the person giving it; and

2.3.10	the parties acknowledge that the business carried on (and intended to be carried on) by the Tenant at the Premises is pioneering and involves special requirements, and the terms contained herein have been negotiated and agreed to fit those special requirements provided that it is acknowledged by the parties that this clause 2.3.10 shall have no effect or impact upon any open market rent review.

2.4	In this Lease, a reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this Lease and a reference to this Lease includes its schedules and appendices.

3.	GRANT AND TERM

The Landlord leases the Premises to the Tenant with full title guarantee for a term of twenty (20) years commencing on and including the date of this Lease, with a contractual right to renew the Lease in accordance with clause 8.6 to 8.9, with the Tenant paying the following sums, which are reserved as rent: the Rent, the Initial Service Charge, the Service Charge Estimate, the Service Charge Balance and any VAT payable on those sums and any interest due under this Lease.

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4.	RIGHTS GRANTED

4.1	The Landlord grants the Tenant:

4.1.1	a right of way with or without vehicles at all times and for all purposes over the Estate to and from the Premises, including:

(a)	at the Tenant’s option, to use for the closest and most direct route of vehicle access; and

(b)	over any bridge or tunnel providing access to and/or egress from the Estate.

4.1.2	until the Satisfactory Parking Permission Date for the Blue Area, the exclusive right (at all times) to park vehicles in 375 Surface Parking Spaces in the Yellow Area. After the Satisfactory Parking Permission Date for the Blue Area, the Tenant will cease to have the right to park vehicles in the Yellow Area. If consent of the relevant authority is required for the installation and/or use of the Surface Parking Spaces (in the Blue Area), the Landlord and Tenant shall in good faith co-operate with each other and use best efforts to obtain such consent. The Surface Parking Spaces will be installed and maintained by the Tenant at its own cost;

(a)	in the event that Satisfactory Parking Permission is not obtained for the Blue Area after best efforts by both parties, the parties will jointly evaluate other locations for the Tenant’s parking on the Estate, and will jointly decide about possible alternative parking location(s);

(b)	If the Tenant agrees to move any of its Car Parking from the Yellow Area to such an alternative location it must be an Acceptable Alternative Premises;

4.1.3	a right to place external signage and external plant on the Premises;

4.1.4	a right to use, for the free passage of all services to and from the Premises, all Service Media not included in the Premises and which from time to time serve or could serve the Premises and are laid in under or over the Estate for so long as such Service Media are not adopted and maintained at public expense;

4.1.5	the right for the Tenant, its lessees and any others authorised by the Tenant (with or without agents surveyors and workmen) from time to time, with at least fifteen days’ prior written notice (or in the case of emergency at any time and without notice), to enter into and upon the Estate or any part or parts thereof:

(a)	for the purpose of installing, altering, connecting into, inspecting, cleansing, maintaining, repairing, renewing or replacing any Service Media which serve (or which are capable of serving) the Premises;

(b)	for the purpose of constructing new Service Media within the Premise or the remainder of the Estate for the benefit of the Premise;

(c)	for the purpose of inspecting cleansing maintaining repairing renewing rebuilding replacing or altering the Premises;

(d)	for carrying out inspections and measurements of the Premises for insurance purposes;

(e)	for any other purpose as may be necessary in order to carry out any of the Tenant’s rights or obligations contained in this Lease; and

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4.1.6	the right to build or carry out any works on any part of the Premises without making compensation to the Landlord even if such building or works lessen the flow of light or air to the Estate or on any adjoining or neighbouring property belonging to the Landlord; and

4.1.7	a right of support and protection from the Estate for the Premises.

5.	EXCEPTIONS AND RESERVATIONS

5.1	The following rights are excepted and reserved from this Lease:

5.1.1	the right to the free and uninterrupted passage and running of all services from and to all other parts of the Estate and all other buildings and land through all Service Media within the Premises at the date hereof but which do not exclusively serve the Premises;

5.1.2	of support and protection from the Premises for the rest of the Estate;

5.1.3	to enter the Premises based upon reasonable necessity, with at least fifteen days’ prior written notice (except in an emergency) and in a manner and at times that are in accordance with regulatory requirements relating to the Tenant’s business and will not interfere with the Tenant’s clean room operations or related support operations in order to:

(a)	inspect the state and condition of the Premises, if there is a reasonable basis to question whether the Tenant is complying with its obligations in this Lease, and to request that Tenant take any necessary and reasonable action to remedy any breach of such obligations;

(b)	carry out any assessment or inspection necessary to prepare an EPC;

(c)	carry out energy efficiency improvements; and

(d)	inspect, repair and replace any Service Media existing at the date of this Lease in, on, under or over any unbuilt part of the Premises, but which do not form part of the Premises;

Provided that, and the Landlord shall procure that, any person exercising any right of entry to the Premises pursuant to this clause 5 (or any other right of the Landlord to enter the Premises) shall:

(e)	give at least fifteen days’ prior written notice to the Tenant and all those that may be affected by such entry (except in the case of emergency), including notice of the necessity for such entry, and shall only exercise such right of entry based upon reasonable necessity, at reasonable times and wherever reasonably possible outside usual business hours (except in the case of emergency) and in a manner compatible with the Tennant’s highly regulated clean room operations and related support operations, including, without limitation, in a manner that will not adversely affect the sterility of the Tenant’s clean rooms and support operations;

(f)	procure that any such entry shall be kept to the minimum duration as is reasonably practicable,

(g)	observe and comply with the reasonable requirements and regulations of the Tenant and any occupier of the Premises from time to time; and

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(h)	only exercise such right of entry onto the Premises where it is not possible to exercise the rights reserved to the Landlord without entry onto the Premises;

(i)	do so causing as little nuisance, damage, annoyance and disturbance as reasonably practicable to the Tenant and other occupiers of the Premises and shall forthwith make good any damage caused at its own expense to the reasonable satisfaction of the Tenant; and

(i)	procure that any person who enters the Premises on behalf of the Landlord or any superior landlord, or based upon any rights of the Landlord or any superior Landlord, must have executed the Tenant’s requisite form of confidentiality agreement.

5.2	The rights excepted and reserved by this Lease are excepted and reserved to the Landlord and any superior landlord, and may be exercised by anyone authorised by the Landlord or a superior landlord to act on behalf of the Landlord or superior landlord.

6.	THIRD PARTY RIGHTS OVER THE PREMISES

6.1	There are excepted from this Lease and this Lease is granted subject to:

6.1.1	all existing rights which belong to other property, or are enjoyed by other property over the Premises or any land or Service Media over which the Tenant may exercise rights by virtue of this Lease; and

6.1.2	the matters contained or referred to in the property and charges registers of title number CB219591 as at the date of this Lease.

6.2	The Tenant shall, by way of indemnity only, comply with the matters contained or referred to in the registers referred to in clause 6.1 so far as they relate to the Premises or any rights the Tenant may exercise by virtue of this Lease.

6.3	The Tenant shall:

6.3.1	not permit any third party to acquire any right over the Premises or to encroach upon the Premises and shall on becoming aware of the same give the Landlord immediate written notice of any attempt to do this;

6.3.2	at the Landlord’s cost, take any steps which the Landlord may reasonably require to prevent the acquisition of any right over or encroachment on the Premises; and

6.3.3	not grant any right or licence to a third party relating to the airspace at the Premises.

7.	PAYMENT OF RENTS

7.1	The Tenant shall pay to the Landlord the Rent, the Initial Service Charge or the Service Charge Estimate (as the case may be), the Insurance Rent and any VAT payable on those sums without deduction, recoupment or set-off (whether legal or equitable) in four equal instalments in advance on the usual quarter days, and (where the Tenant has paid the Service Charge Estimate) shall pay the Service Charge Balance and any VAT on them within 20 Business Days of written demand and interest in accordance with clause 9.7.

7.2	The Tenant shall pay the first instalment of the Rent and any VAT due on it to the Landlord on the Rent Commencement Date, and the first instalment is to be a proportionate amount for the period from and including the Rent Commencement Date, until the next quarter day.

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7.3	The Tenant shall pay the Initial Service Charge from the date of this Lease until (but excluding) the Service Charge Commencement Date. The first instalment of the Initial Service Charge and any VAT due on it shall be paid to the Landlord on the date of this Lease and shall be a proportionate amount for the period from and including the date of this Lease until the next quarter day.

7.4	The Tenant shall pay the Service Charge Estimate from (and including) the Service Charge Commencement Date for the remainder of the Term. The first instalment of the Service Charge Estimate and any VAT due on it shall be paid to the Landlord on the Service Charge Commencement Date and shall be a proportionate amount for the period from and including the Service Charge Commencement Date until the next quarter day (credit being given for any Initial Service Charge paid in respect of the period after the Service Charge Commencement Date).

7.5	If required by the Landlord, the Tenant shall pay the Rent, the Initial Service Charge, the Service Charge Estimate and any VAT on them by electronic transfer to a bank account in the United Kingdom which the Landlord has notified in writing to the Tenant.

8.	RENT REVIEW

8.1	RPI Rent Reviews

The following definitions apply in this clause 8.

“Current Index Figure” means, in respect of each RPI Review Date, the figure given in the Index for the month immediately preceding that RPI Review Date;

“Existing Rent” means:

(a)	in respect of the First RPI Review Date, five hundred thousand pounds (£500,000) per annum, and

(b)	in respect of the Second RPI Review Date, the Rent at the amount reserved immediately before the Second RPI Review Date;

“Index” means the all items retail prices index (or any identical index under a different title) officially published from time to time by the Office for National Statistics or any other government, department, ministry or other body upon which the duties in connection with such index may have devolved;

“Index Figure” means the figure published at the relevant time in the Index;

“Maximum Rent” means the Rent immediately before the relevant RPI Review Date multiplied by 1.04;

“Minimum Rent” means the Rent immediately before the relevant RPI Review Date multiplied by 1.02;

“Previous Index Figure” means, in respect of the First RPI Review Date, the figure given in the Index for the month immediately preceding the date of this Lease, and in respect of the Second RPI Review Date, the figure given in the Index for the month immediately preceding the OMR Review Date;

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8.2	Determination of the revised Rent (RPI)

8.2.1	The Rent will be reviewed on each RPI Review Date.

8.2.2	On each RPI Review Date, the Rent is to be reviewed to the higher of:

(a)	the Rent payable immediately before the relevant RPI Review Date; and

(b)	an amount calculated in accordance with the following formula:

A= B —xD

C

where:

A =       the relevant amount;

B =       the Current Index Figure;

C =       the Previous Index Figure;

D =       the Existing Rent;

PROVIDED THAT

(0	if the figure calculated is less than the Minimum Rent, then the Rent shall be the Minimum Rent; or

(ii)	if the figure calculated is greater than the Maximum Rent, then the Rent shall be the Maximum Rent;

AND PROVIDED FURTHER THAT

(iii)	if the Minimum Rent or the Maximum Rent is greater than £750,000 per annum, then the Rent shall be £750,000 per annum.

8.2.3	If and so often as the Index is related to a commencing date other than the thirteenth day of January 1987 (the date at which for the purposes of the present Index the Index Figure was taken as one hundred) then any new Index Figure which is published in relation to another commencing date will for the purpose of this schedule be adjusted to the figure at which the Index would have stood if the thirteenth day of January 1987 had been retained as the commencing date.

8.2.4	If the Index ceases to be published or if there is any material change in its method of compilation or the date from which it commences then a new arrangement for indexation (the “Revised Indexation”) will be substituted for the calculations in this schedule under which the parties to this Lease will agree a new basis by which the Index Linked Rent will reflect increases in the cost of living on a similar basis to that set out in this schedule. If the Landlord and the Tenant are unable to agree a basis for the Revised Indexation then either of them may at any time request the President or other duly authorised officer from time to time of the Institute of Chartered Accountants in England and Wales to appoint an arbitrator to determine in accordance with the Arbitration Act 1996 an appropriate basis for the Revised Indexation which would achieve a basis as near as possible to that which applies under paragraphs 1 and 2 of this schedule.

8.3	Open Market Rent Review

The following definition applies in this clause 8.3:

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“Open Market Rent” means the annual rent at which the Premises could reasonably be expected to be let as a whole at the OMR Review Date in the open market:

(a)	without a fine or premium;

(b)	by a willing landlord to a willing tenant;

(c)	which would be payable after the expiry of a rent-free or reduced rent period (if any) of such length as would be negotiated in the open market between the willing landlord and the willing tenant at the relevant Review Date;

(d)	under a lease of 10 years commencing on and including the OMR Review Date; and

(e)	otherwise on the same terms as this Lease, except:

(i)	as to the amount of the Rent;

(ii)	assuming that there is a rent commencement date which provides for the rent-free or reduced rent period referred to in paragraph (c) above; and

(iii)	the definition of Premises shall exclude the Special Fittings; assuming that:

(f)	the entire net internal area of the Premises are valued as warehousing space;

(g)	the Premises are available to be let with vacant possession;

(h)	the Premises and any land or Service Media over which the Tenant may exercise any rights by virtue of this Lease are in good and substantial repair and condition and if damaged or destroyed that they have been reinstated;

(i)	the Tenant has fully complied with its obligations in this Lease;

(j)	no work has been carried out on the Premises by the Tenant or any undertenant or their predecessors in title, or on any adjoining property of the Landlord before or during the Term, which would lessen the rental value of the Premises;

(k)	the Premises, in their assumed state, can be lawfully let, and can be lawfully used by the willing tenant for the Permitted Use and for any other purpose to which the Landlord has, at the request of the Tenant, given its consent;

(1)	any consents or licences current or required at the OMR Review Date are available to the willing tenant; and

(m)	if the Landlord (or the relevant member of its VAT group) has opted to tax for the purposes of VAT in respect of the Premises, that the willing landlord has also so opted, but that if the Landlord (or the relevant member of its VAT group) has not so opted, that the willing landlord has not so opted;

but disregarding:

(n)	any occupation of the Premises by the Tenant or any authorised undertenant or authorised occupier;

(o)	any goodwill attached to the Premises by reason of the Tenant or any authorised undertenant carrying on any business at the Premises;

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(p)	any improvements or works (including, without prejudice to the foregoing, any works to facilitate any Car Parking and/or any works or improvements which form part of the Premises at the OMR Review Date) carried out before or during the Term;

(q)	any requirement and costs applicable to the removal and reinstatement relating to any improvements as referred to in paragraph (p) above;

(r)	any legislation which imposes a restraint upon agreeing or receiving an increase in the Rent; and

(s)	all existing and future potential rights to park cars and any associated rights relating to car parking on the Premises

8.4	Determination of the revised Rent (OMR)

8.4.1	The Rent will be reviewed on the OMR Review Date.

8.4.2	On the OMR Review Date, the Rent will be determined as the higher of:

(a)	the Rent payable immediately before the OMR Review Date; and

(b)	the Open Market Rent at the OMR Review Date;

PROVIDED THAT the revised Rent at the OMR Review Date (and until the next RPI Review Date) shall not exceed £750,000 per annum.

8.4.3	If the Landlord and the Tenant have not agreed the Open Market Rent three months before the OMR Review Date, either party may require it to be determined by a surveyor (the “Surveyor”) who will be an independent chartered surveyor appointed jointly by the Landlord and the Tenant or, if they do not agree on the identity of such surveyor, by the President of the Royal Institution of Chartered Surveyors (or any other officer authorised to carry out that function) on the application of either the Landlord or the Tenant in accordance with this Lease.

8.4.4	The Landlord and the Tenant may agree the level of the Open Market Rent at any time before the Surveyor has determined it.

8.4.5	The Surveyor will act as an arbitrator in accordance with the Arbitration Act 1996 or (if the Landlord and Tenant so agree) as an expert in which case the decision of the Surveyor will be final and binding.

8.4.6	If the Surveyor dies, or gives up the appointment, or fails to act in accordance with clause 8, or it becomes apparent that the Surveyor is or will become unable so to act, the Landlord and the Tenant may make a further appointment of, or application for, a substitute Surveyor.

8.4.7	The costs of appointment and fees of the Surveyor shall be paid equally by the Landlord and the Tenant.

8.5	General

8.5.1	If the revised Rent has not been agreed or determined before the OMR Review Date, then the Tenant shall continue to pay the Rent at the rate payable immediately before the OMR Review Date and no later than five Business Days after the revised Rent has been agreed or determined the Tenant shall pay:

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(a)	the shortfall, if any, between the Rent paid and the revised Rent for the period from the OMR Review Date until the next quarter day after payment is made; and

(b)	interest on the shortfall at the base rate from time to time of Lloyds Bank plc calculated on a daily basis by reference to the period from each quarter day on which each part of the shortfall would have become due had the revised Rent been agreed or determined before the OMR Review Date to the date payment of the shortfall is made.

8.5.2	Following the agreement of the revised Rent after each rent review, the Landlord and the Tenant shall sign a memorandum recording the revised level of the Rent.

8.6	Option to take a New Lease

The following definitions apply in this clause:

“New Lease” means a further lease of the Premises to be granted by the Landlord to the Tenant pursuant to this clause;

“Previous Rent” means the rent reserved under this Lease immediately prior to the end of the Term;

“Renewal Date” means the day immediately following the end of the Term.

8.7	If the Tenant wishes to renew this Lease at the end of the Term the Tenant may elect to take the New Lease by serving written notice (the “Option Notice”) to that effect on the Landlord not less than 2 months before the end of the Term.

8.8	Subject to the service of an Option Notice the Landlord shall grant and the Tenant shall take up the New Lease on or before the Renewal Date.

8.9	The New Lease shall be on the same terms and conditions as this Lease except for:

8.9.1	the rent first reserved; and

8.9.2	the New Lease will permit the Tenant to demolish the Building and construct a new building at the Tenant’s expense with the Landlord’s consent which consent shall not be unreasonably withheld or delayed and the Tenant shall:

(a)	have all the rights set out in clause 12.2 of the Lease; and

(b)	also have the right to make any external alterations including any structural alterations repairs refurbishments and other works to the Premises without consent; and

will be subject to the following qualifications:

8.9.3	the New Lease shall be for a term of 20 years commencing on the Renewal Date;

8.9.4	the rent payable by the New Lease shall be determined in accordance with clause 8.4 and shall be payable from and including the Renewal Date;

8.9.5	the Rent Review Dates shall be the Renewal Date and each subsequent fifth anniversary of the date of the New Lease;

8.9.6	this clause 8 shall be excluded from the New Lease;

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8.9.7	clauses 8.1 and 8.2 of this Lease will be deleted and the rent will be reviewed on the Rent Review Dates (as provided for at clause 8.9.5) in accordance with the provisions of clause 8.4 of this Lease and all reference to RPI Rent Reviews shall be deleted.

9.	OTHER FINANCIAL MATTERS

9.1	Utilities

The Tenant shall pay all charges, including connection and hire charges, relating to the supply and consumption of Utilities to or at the Premises and that part of the Landlord’s Energy Management Costs which the Landlord reasonably attributes to the Premises, and shall comply with all present or future requirements of the suppliers of Utilities to the Premises.

9.2	Common facilities

The Tenant shall pay within 10 Business Days of demand a fair and reasonable proportion of any costs properly incurred or payable by the Landlord in respect of any land or Service Media outside the Estate but used in connection with the Premises.

9.3	Rates and taxes

The Tenant shall pay and indemnify the Landlord against all present and future rates, duties, taxes and assessments charged on or payable in respect of the Premises (or in respect or by reason of any works carried out by or on behalf of the tenant at the Premises) whether payable by the Landlord, owner, occupier or tenant of the Premises and whether of a capital or income, recurring or non-recurring nature excluding any VAT or amount in respect of VAT and except any income or corporation tax imposed on the Landlord (or any superior landlord) in respect of:

9.3.1	the grant of this Lease;

9.3.2	the receipt of the rents reserved by this Lease; or

9.3.3	any dealing or disposition by the Landlord with its interest in the Premises.

9.4	Payments relating to the Premises and other property

Where any of the charges payable under clause 9.1, 9.2 or 9.3 relates to other property as well as the Premises, the amount to be paid by the Tenant will be limited to a fair and reasonable proportion of the whole of the amount charged or payable, based on the Tenant’s usage.

9.5	Landlord’s costs

9.5.1	The Tenant shall pay to the Landlord, following written demand the fees, costs and expenses properly charged, incurred or payable by the Landlord and its advisers, agents or enforcement officers in connection with:

(a)	any steps taken in reasonable contemplation of, or in relation to, any proceedings under section 146 or 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938, including the preparation and service of all notices, and even if forfeiture is avoided (unless it is avoided by relief granted by the court);

(b)	preparing and serving schedules of dilapidations at any time during the Term or within 3 months after the end of the Term (or, if later, 3 months after the date the Tenant has given vacant possession of the Premises to the Landlord) and supervising any works undertaken to remedy such dilapidations;

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(c)	recovering (or attempting to recover) any arrears of Rent or other sums due to the Landlord under this Lease, including the costs of preparing and serving any notice under section 17 of the Landlord and Tenant (Covenants) Act 1995 and any costs associated with the Landlord’s remedies of taking control of goods or execution; and

(d)	any reasonable and proper steps taken to procure that a breach by the Tenant of its obligations under this Lease is remedied.

9.5.2	The Tenant shall pay to the Landlord, on demand, the reasonable fees, costs and expenses properly charged, incurred or payable by the Landlord and its advisers in connection with any application for a consent of the Landlord (including the preparation of any documents) which is needed by virtue of this Lease, whether or not such consent is granted and whether or not the application is withdrawn, unless the Landlord is unreasonably withholding its consent to any such application for consent.

9.6	VAT

9.6.1	Where the Tenant is to pay the Landlord for any supply made to the Tenant by the Landlord the Tenant shall also pay any VAT which may be payable in connection with that supply subject to receipt of a valid VAT invoice.

9.6.2	Where the Tenant is to pay the Landlord the costs of any supply made to the Landlord the Tenant shall also pay the Landlord any VAT payable in connection with that supply, except to the extent that the Landlord is able to obtain a credit for the VAT from HM Revenue & Customs.

9.7	Interest

If the Rent is not paid to the Landlord within 20 Business Days of the due date for payment or if any other sum payable under this Lease is not paid to the Landlord within 20 Business Days of the due date for payment, the Tenant shall pay interest to the Landlord on such sum at the Interest Rate for the period from and including the due date until payment (both before and after any judgment).

10.	INSURANCE

10.1	Insurance of the Premises

10.1.1	The Landlord shall insure (with a reputable insurer):

(a)	the Estate including the Premises and either:

(0	(if the Tenant has served the Special Fittings Insurance Notice on the Landlord) including the Special Fittings; or

(ii)	(if the Tenant has not served the Special Fittings Insurance Notice on the Landlord) excluding the Special Fittings;

against the Insured Risks in its full reinstatement cost (including all professional fees and incidental expenses, debris removal, site clearance and irrecoverable VAT); and

(b)	loss of the Rent and Service Charge for the Risk Period;

subject to all excesses, limitations and exclusions as may be usual in the insurance e market or required by the insurers.

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10.1.2	The Tenant will use reasonable endeavours to insure (with a reputable insurer) the Special Fittings against the Insured Risks in their full reinstatement costs (including all professional fees and incidental expenses, debris removal, site clearance and irrecoverable VAT subject to all excesses, liabilities and exclusions as may be usual in the insurance market or required by the insurers and as reasonably required by the Tenant).

10.1.3	If the Tenant is unable to procure insurance as provided for in clause 10.1.2 on:

(a)	commercially reasonable terms; and/or

(b)	with a satisfactory insurer,

for the Special Fittings, in each case acceptable to the Tenant acting reasonably, it may serve a Special Fittings Insurance Notice on the Landlord and shall thereafter provide to the Landlord reasonable assistance in order that the Landlord may seek to insure the Special Fittings;

10.1.4	The Landlord shall within two calendar months of receipt of service of the Special Fittings Insurance Notice obtain satisfactory insurance cover for the Building with the reinstatement value of the Special Fittings included in the insured value of the Building and shall keep the Tenant informed as to how matters are progressing and provide to the Tenant confirmation (or otherwise) of the availability of cover together with any relevant cover note, insurance policy or reason for refusal of insurance.

10.1.5	The Landlord and Tenant shall in respect of their respective insurance policies procured pursuant to clause 10.1.1 or 10.1.2:

(a)	procure that the insurers waive any rights of subrogation they might have against each other (either specifically or generally);

(b)	notify each other promptly of all material variations of the terms of any policy; and

(c)	provide each other with a summary of the main terms upon each other’s written request, with such summary to be written in English or, if necessary, translated into the English language with such translation to prevail over any non-English language summary.

10.2	Mutual Insurance Obligations

10.2.1	The Landlord and the Tenant must pay within 15 Working Days the cost to their respective Insurance Companies for insuring the Estate and the Premises respectively in accordance with clause 10.1 and 10.2.

10.2.2	To promptly inform each other of any matter that occurs in relation to a claim under their respective insurance policies that any insurer or underwriter may treat as material in deciding whether, or on what terms, to insure or continue insuring the Estate.

10.2.3	To comply with the requirements of the insurers relating to the Premises of which the Landlord and Tenant have received details in writing.

10.3	Rent suspension

10.3.1	If the Premises or the means of access thereto are wholly or partly destroyed or damaged so that the Premises are wholly or partly unfit for occupation or use or inaccessible the Rent, the Initial Service Charge and the Service Charge (as the case may be) will not be payable from and including the date of damage or destruction until the date that the whole of the Premises are again fit for occupation, able to be used and accessible.

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10.3.2	If clause 10.3.1 applies before the Rent Commencement Date, the number of days between the date of the damage or destruction and the Rent Commencement Date (or where only a proportion of the Rent is or would have been suspended, an equivalent proportion of those days) will be added to the date the rent suspension ends and the resulting date will become the Rent Commencement Date.

10.3.3	If clause 10.3.1 applies, the Landlord must refund to the Tenant, within five Business Days, a due proportion of any Rent and Service Charge paid in advance that relates to any period on or after the date of damage or destruction;

10.4	Reinstatement

10.4.1	If the Premises or the means of access thereto are damaged or destroyed, the Tenant may within 18 months of the date of such damage or destruction notify the Landlord either that:

(a)	the Tenant requires the Premises to be reinstated and/or rebuilt, in which case clause 10.4.2 shall apply; or

(b)	the Tenant does not require the Premises to be reinstated and/or rebuilt and where the Tenant elects to end this Lease, this Lease will end on the termination date set forth in the Tenant’s notice, but without prejudice to any right of action of either party in respect of any breach by the other of this Lease.

10.4.2	If the Tenant (pursuant to clause 10.4.1(a)) notifies the Landlord that it requires the Premises to be reinstated or rebuilt, the Landlord:

(a)	must as expeditiously as possible facilitate and support the Tenant to take all necessary steps, to obtain any consents and approvals necessary for the reinstatement and/or rebuilding of the Premises;

(b)	shall as expeditiously as possible, and in any event within twenty four (24) months after the Tenant notifies the Landlord of its decision under clause 10.4.1, reinstate the Premises and access thereto (for function and capacity reasonably comparable to that which existed immediately before the damage or destruction and satisfactory to the Tenant), shall allow the Tenant at the Tenant’s discretion to arrange for, manage and direct the works involved in the reinstatement at the Landlord’s cost, and shall promptly apply all insurance proceeds received to such reinstatement and rebuilding; and

(c)	shall make good any insufficiency in insurance proceeds required for the reinstatement and/or rebuilding of the Premises.

10.4.3

(a)	Except as provided in clause 10.4.3(b), if:

(i)	the Landlord has not completed the relevant works within twenty four (24) months as provided in clause 10.4.2 (or the Tenant reasonably determines the Landlord will not be able to do so within this period); or

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(ii)	the Landlord has not allowed the Tenant to fully arrange, manage and direct the reinstatement works so as to complete the works within this period; or

(iii)	the Landlord has not used all reasonable endeavours to support the Tenant upon reasonable request from the Tenant to complete the works within this period (including by failing to make reinstatement funds available as needed for payments for the works), such failure by the Landlord will constitute a breach of this Lease. The Tenant will be entitled to damages (except as provided in Section 10.4.3(b)), and the Tenant may terminate this Lease by giving to the Landlord not less than one month’s written notice. Upon the termination date set forth in such notice, this Lease shall then determine.

(b)	Notwithstanding clause 10.4.3(a), if the Tenant has elected to arrange, manage and direct the works for the reinstatement, the Tenant will not be entitled to damages to the extent that failure to complete the reinstatement within twenty four months as provided in clause 10.4.2 is due solely to fault of the Tenant. For the avoidance of doubt, to the extent that failure to complete reinstatement within twenty four months is due to the fault of the Landlord as well as the Tenant, the Tenant shall be entitled to payment by the Landlord of a corresponding proportion of the damages incurred by the Tenant.

10.4.4	Termination of this Lease pursuant to this clause 10.4 will be without prejudice to any right of any party against any breach of its obligations under this Lease.

10.5	Termination — Tenant’s Release

If this Lease determines pursuant to clause 10.4, the Tenant shall be fully released from all of its obligations under this Lease, other than any rental obligations which accrued prior to the date of the damage.

11.	SERVICE CHARGE

11.1	Definitions

The following definitions apply in clause 11.

“Certificate” means a statement certified by the Landlord or the Landlord’s Surveyor or its accountant, which shows:

(a)	the Service Charge Estimate;

(b)	the Landlord’s Expenses;

(c)	the Service Charge; and

(d)	the Service Charge Balance;

for the relevant Service Charge Year;

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“Landlord’s Expenses” means the costs (including any VAT charged on such costs to the extent that the Landlord is not able to obtain a credit for such VAT from HM Revenue & Customs) which are relevant to the Premises and which are properly incurred or provided for by or on behalf of the Landlord in connection with the Services;

but the Landlord’s Expenses shall exclude the following:

(a)	any costs incurred in relation to the design, construction and setting-up of the Estate Road or any Service Media;

(b)	any costs recoverable from any building contractor or third party in relation to any defect relating to the Estate Road or any Service Media;

(c)	the cost of remedying any inherent defects or environmental matters relating to any Service Media or the Estate Road;

(d)	the cost of any planning and permitting, works on or provision of services to any part of the Estate other than the Premises;

(e)	the cost of any works or provisions of any Services to the extent that money is recoverable from third parties;

the initial provision of any of the Services as part of the original setting-up of the Estate;

(g)	any costs irrecoverable by the Landlord from another tenant in the Estate as a result of a service charge cap in a lease of a Lettable Unit;

(h)	any costs attributable to repairing and maintaining any Lettable Unit which is either unlet vacant or not let on terms upon which the tenant of such unit has similar obligations to repair and maintain it as the Tenant of this Lease;

(i)	any costs relating to and in respect of any environmental clean-up, remedial action or investigation;

(j)	any value added tax incurred by the Landlord in connection with the supply of the Services or any other expenditure insofar as the Landlord is able to recover the same as part of its own accounting procedures; and
(k)	any costs in carrying out any improvements to the Estate Road and Service Media. “Services” means:

(a)	cleaning, maintaining, lighting, treating and repairing the Estate Road and any Service Media within the Estate which serves the Premises and also other portions of the Estate or Lettable Units;

(b)	providing such security for the Estate as the Landlord determines in its reasonable discretion; and

(c)	any additional services reasonably requested by the Tenant from time to time.

11.2	Landlord’s obligations

11.2.1	The Landlord shall provide the Services in accordance with the principles of good estate management.

11.2.2	The Landlord will have no liability for any failure or interruption of any Service:

(a)	during the necessary and proper inspection, maintenance, repair or replacement of any relevant Service Media or equipment;

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(b)	resulting from a shortage of fuel, water, materials or labour; or

(c)	resulting from a breakdown of any equipment used in connection with the provision of the Services;

Provided that:

(d)	any such failure or interruption could not reasonably have been prevented or shortened by the exercise of proper care attention diligence and skill by the Landlord or those undertaking the Services on behalf of the Landlord;

(e)	the Landlord provides as much advance notice to Tenant as reasonably feasible of any failure or interruption;

(f)	the Landlord uses and continues to use all reasonable endeavours to promptly restore the Services in question; and

(g)	where the Landlord has not provided or restored such Services within a reasonable period of time the Tenant may (at the Landlord’s cost) enter the Estate with or without workmen and materials and carry out all works necessary in order to procure or restore the Services in question provided that this clause shall not be construed as relieving the Landlord from liability for breach by the Landlord of any covenants on its part contained in this Lease and shall be construed as if the provisions of the Unfair Contract Terms Act 1977 applied to this clause.

11.2.3	Following the Service Charge Commencement Date:

(a)	the Landlord shall produce the Certificate to the Tenant as soon as practicable after the end of the Service Charge Year and in any event no later than two months after the end of the Service Charge Year;

(b)	the Landlord shall, but at the cost of the Tenant, allow the Tenant to inspect any invoices and receipts for the Services as long as the Tenant has given the Landlord reasonable written notice; and

(c)	if any Lettable Unit is unlet for any period, the Landlord shall bear the Landlord’s Expenses in respect of that Lettable Unit.

11.3	Tenant’s obligations

11.3.1	The Tenant shall pay (prior to the Service Charge Commencement Date) the Initial Service Charge, or (after the Service Charge Commencement Date) the Service Charge Estimate and the Service Charge Balance and any VAT on them as provided in clause 7.

11.3.2	If the end of the Term does not coincide with the end of a Service Charge Year, the Service Charge due from the Tenant for the part of that Service Charge Year which is within the Term will be reduced by the proportion which the part of that Service Charge Year which is after the end of the Term bears to one year.

11.3.3	The end of the Term shall not prejudice the Landlord’s entitlement to demand nor the Tenant’s liability to pay the Service Charge Balance for the Service Charge Year then current, apportioned in accordance with clause 11.3.2.

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11.4	Estimating and revising the Service Charge

11.4.1	Following the Service Charge Commencement Date, the Landlord shall give the Tenant a statement of the Service Charge Estimate for each Service Charge Year. Until the statement has been given, the Service Charge Estimate shall be payable at the rate of the Service Charge Estimate for the previous Service Charge Year. Once the statement has been given, the remaining instalments of the Service Charge Estimate and any VAT on them will be adjusted so as to provide for payment of the whole Service Charge Estimate for that Service Charge Year to be paid during that year.

11.4.2	If, during a Service Charge Year, the Landlord reasonably expects the cost of the Services to increase materially above its previous estimate of the cost of the Services for that Service Charge Year, the Landlord may revise its estimate of those costs and the Service Charge Estimate will be based on that revised estimate and the remaining instalments of the Service Charge Estimate adjusted so that the revised Service Charge Estimate will have been paid by the end of that Service Charge Year. The Landlord may if reasonable revise the Service Charge Estimate more than once in a Service Charge Year.

11.4.3	The Service Charge Estimate for any Service Charge Year (whether an initial Service Charge Estimate or a revised one) may not exceed the Service Charge Cap in any Service Charge Year after the Service Charge Commencement Date.

11.5	General provisions

11.5.1	The Landlord shall notify the Tenant in writing of any change in the date of the beginning of the Service Charge Year.

11.5.2	If the Service Charge for any Service Charge Year is less than the Service Charge Estimate (as and if revised), the balance will be credited against the instalments of the Service Charge Estimate due from the Tenant in the following Service Charge Year or at the end of the Term repaid to the Tenant.

11.5.3	The Landlord’s Expenses for the Service Charge Year in which the beginning of the Term falls may include costs incurred by or provided for or on behalf of the Landlord before the beginning of the Term so far as they relate to Services which are to be provided during the Term. The Landlord’s Expenses in any Service Charge Year may (where reasonable) include provisions for expenses to be made after the end of the Term so far as such provisions are reasonable having regard to the Services which are provided during the Term.

11.5.4	Notwithstanding anything to the contrary, all Service Charges payable hereunder will be subject to the applicable Service Charge Cap.

12.	STATE AND CONDITION OF THE PREMISES

12.1	Repair

12.1.1	The Tenant shall:

(a)	keep the Premises in good and substantial repair and condition.

(b)	keep any outside parts of the Premises clean and tidy, any landscaped areas clear of weeds and replace any glass which becomes broken or damaged.

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12.1.2	The obligations under clause 12.1.1 exclude damage by any Insured Risk or any Uninsured Risk.

12.2	Alterations

12.2.1	The Tenant shall not make any structural alterations to the exterior of the Premises (except as provided in Section 12.2.2) without the consent of the Landlord, such consent not to be unreasonably withheld or delayed, and where the Landlord fails to provide its written consent, refusal or comments to an application for such consent made by the Tenant within 20 days, the consent of the Landlord will be deemed given.

12.2.2	Notwithstanding clause 12.2.1, the Tenant may make any additions and alterations to the Premises that are permitted by or consistent with the Planning Permission without the consent of the Landlord.

12.2.3	The Tenant may make any other additions and alterations to the Premises without the consent of the Landlord.

12.2.4	The Tenant shall confirm completion of any alterations or additions to the Premises as soon as reasonably practical thereafter and (where the Tenant has produced such plans) shall provide the Landlord with a set of as-built drawings at the same time. The Landlord will keep all such plans and drawings strictly confidential, will not disclose or allow disclosure of them to any third party and will not make or allow and use of them except to fulfil the Landlord’s obligations to the Tenant under this Lease.

12.2.5	The Tenant shall not be required to remove any alterations or additions made to the Premises whether made before or after the commencement of the Term including, without prejudice to the foregoing the removal of the Special Fittings and any works carried out to facilitate any Car Parking.

12.3	Signs and re-letting notices

The Tenant shall be permitted to display any form of flag, signs and/or notices at the Premises giving the name and business of the Tenant (and/or other authorised occupier) and at the end of the Term the Tenant shall remove any such flags, signs and/or notices, and make good any damage caused by that removal to the reasonable satisfaction of the Landlord.

12.4	Yield up

12.4.1	At the end or earlier determination of the Term, the Tenant shall:

(a)	yield up the Premises in a state of repair, condition and decoration which is consistent with the proper performance of the Tenant’s repairing covenants in this Lease;

(b)	hand over to the Landlord (or if requested to provide copies of) any:

(i)	files registers or management plans (including any relating to asbestos) required to be maintained under property-related health and safety legislation in relation to the Premises;

(ii)	EPC for the Premises together with details of the reference number of such EPC (if not apparent from the copy);

(iii)	air-conditioning inspection report relating to any air-conditioning system serving the Premises and obtained by the Tenant as the 46) relevant person under the EPB Regulations; and

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(iv)	records in relation to the Premises (including any underlet part of the Premises) made for the purposes of complying with the Regulatory Reform (Fire Safety) Order 2005 including any records of findings following a fire risk assessment of the Premises (or any underlet part).

12.5	Codes of practice

The Tenant shall ensure that all works carried out at the Premises by or on behalf of the Tenant are carried out in accordance with all relevant codes of practice applicable to those works and issued by a statutory or professional body.

13.	USE OF THE PREMISES

13.1	The Permitted Use

13.1.1	The Tenant shall only use the Premises for the Permitted Use.

13.1.2	The Tenant may use the Blue Area for parking and for equipment, plant and facilities supporting or relating to operations in the Building.

13.2	Obstructions

The Tenant shall not obstruct the Estate or any other pavement, footpath or roadway adjoining or serving the Premises.

13.3	Restrictions on use

The Tenant shall not:

13.3.1	do anything on the Premises which is illegal or immoral or which is not in the normal course of the Tenant’s business and would cause a statutory nuisance or inconvenience or any material damage or disturbance to the Landlord or any of the other occupiers of the Estate;

13.3.2	carry out any acts at the Premises which are:

(a)	noxious, dangerous or offensive, or

(b)	store dangerous or inflammable materials at the Premises without compliance with all relevant regulations; nor

13.3.3	allow waste to accumulate at the Premises and shall ensure that all waste refuse or recycling containers on the Premises are regularly emptied.

13.4	Fire and security precautions

13.4.1	The Tenant shall comply with the requirements of the fire authority and with any reasonable requirements of the Landlord relating to fire prevention and the provision of fire-fighting equipment at the Premises and the reasonable requirements of the Landlord in relation to the security of the Estate and of the Premises while they are vacant which have been previously notified to the Tenant in writing.

13.4.2	Whenever requested by the Landlord (acting reasonably), the Tenant shall provide copies of or make available for inspection any records in relation to the Premises (including any underlet part of the Premises) made for the purposes of complying with the Regulatory Reform (Fire Safety) Order 2005 including any records of findings following a fire risk assessment of the Premises (or any underlet part).

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13.5	Exclusion of warranty

The Landlord does not warrant or represent that the Premises may be used for the Permitted Use or for any other purpose.

14.	DEALINGS

14.1	Assignments

14.1.1	The Tenant shall not assign any part of the Lease and may assign the whole of this Lease with the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

14.1.2	The Tenant shall be permitted to assign the whole of this Lease to a company within the same Group as the Tenant without the consent of the Landlord.

14.2	Underlettings

14.2.1	The Tenant may underlet the whole or any part of the Premises without the Landlord’s consent. The Tenant shall notify the Landlord of the identity of the undertenant at least 15 days prior to the underlease commencement date. For the avoidance of doubt, where the Tenant underlets the Premises, the Tenant will remain responsible for the covenants on the part of the tenant in this Lease, and the Tenant shall incorporate into any underlease of the Premises a covenant by the undertenant to comply with the relevant regulations applicable to the undertenant’s use of the Premises at the time of any underletting (including where applicable MIIRA regulations).

14.2.2	The Tenant shall not grant an underlease unless:

(a)	before the earlier of the undertenant entering into the underlease and the undertenant becoming contractually bound to do so, the Tenant has served a notice on the undertenant and the undertenant (or a person duly authorised by the undertenant) has made a statutory declaration, such notice and statutory declaration to relate to the tenancy to be created by the underlease and to comply with section 38A of the Landlord and Tenant Act 1954 and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(b)	the Tenant has supplied the Landlord with a certified copy of the notice and statutory declaration referred to in clause 14.2.2(a).

14.3	Whilst the Landlord is Huawei Technologies Research & Development (UK) Limited (incorporated and registered in England and Wales under company registration number 07371283), the Tenant shall not enter into:

14.3.1	any underlease for use of the Premises to a party in the business of commercial production or sale of telecommunication devices or the provision of telecommunication services; or

14.3.2	any assignment of the Lease to a party in the business of the commercial production or sale of telecommunication devices or the provision of telecommunication services.

14.4	Charging

The Tenant shall not charge or agree to charge any part of the Premises (as opposed to the whole).

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14.5	Group sharing of occupation

Nothing in clause 14 will prevent the Tenant or any permitted undertenant from sharing occupation of the Premises with another member of the same Group if and so long as that other member remains a member of that Group and no relationship of landlord and tenant subsists between the Tenant or permitted undertenant and that other member. The Tenant shall keep the Landlord informed of the identity of all occupiers and of the basis of their occupation of the Premises.

14.6	Notification of dealings

Within 15 Business Days of any devolution of the Premises or this Lease or of any interest created out of them or it, the Tenant shall give the Landlord written notice of that devolution together with a copy of any document effecting or evidencing the devolution.

14.7	Registration at the Land Registry

14.7.1	If this Lease and/or the rights granted or reserved by this Lease are or should be registered at the Land Registry under the Land Registration Act 2002 then the Tenant shall:

(a)	apply to register this Lease and any assignment or other registrable disposition of this Lease at the Land Registry within 15 Business Days of the date of the grant of this Lease or the date of the instrument of assignment or other disposition requiring registration (as the case may be) and procure completion of that registration; and

(b)	use all reasonable endeavours to procure that all rights granted or reserved by this Lease are properly noted against the affected titles.

14.7.2	The Landlord shall not be liable to the Tenant for the Tenant’s failure to register and/or to protect this Lease or any rights granted by it.

15.	LEGAL REQUIREMENTS AND REGULATIONS

15.1	Legislation and planning

15.1.1	The:

(a)	Landlord will keep the Tenant informed and consulted about any application for planning permission and other approvals for the Estate or any part that could potentially affect the Tenant’s use and/or occupation of the Premises;

(b)	Tenant will keep the Landlord informed and consulted about any planning application and other approvals for the Building that could potentially affect the Landlord’s use and/or occupation of the Estate other than the Premises; and

prior to submission and throughout the applicable processes until the applicable planning authorities and other authorities have reached decisions about the applications for planning permissions and other approvals.

15.1.2	Subject to clause 15.1.1, the Tenant will determine, in its discretion, the planning permissions which may be needed for use of the Premises, including for Car Parking in the Blue Area. The Tenant will be responsible for preparing, submitting, pursuing and managing all applications for planning permissions and other approvals relating to the Premises, and all processes relating to such applications and other approvals. The Tenant will notify the Landlord fifteen days prior to the Tenant’s submission of applications for planning permissions.

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15.1.3	Subject to clause 15.1.1, the Landlord will determine, in its discretion, the planning permissions which may be needed for use of the Estate other than the Premises. The Landlord will be responsible for preparing, submitting, pursuing and managing all applications for planning permissions and other approvals relating to the Estate other than the Premises, and all processes relating to such applications and other approvals. The Landlord will notify the Tenant fifteen days prior to the Landlord’s submission of applications for planning permissions.

15.1.4	The Landlord will provide any consents or permissions for planning applications and other approvals that may be necessary or advisable due to the Landlord’s ownership of the Premises or otherwise. Each party will use all reasonable endeavours to support and assist the other in obtaining the planning permissions and other approvals for which the each submits applications.

15.1.5	The Tenant:

(a)	shall comply with all legislation affecting the Premises (including where applicable MHRA regulations), their use and occupation and the health and safety of persons working at or visiting the Premises, whether the legislation requires the owner, landlord, tenant or occupier to comply;

(b)	shall give the Landlord written notice upon becoming aware of any defect in the Premises which may make the Landlord liable to do, or not to do, any act to comply with the duty of care imposed by the Defective Premises Act 1972, and shall display any notices at the Premises needed to enable the Landlord to comply with the Defective Premises Act 1972;

(c)	in relation to community infrastructure levy (or any similar or replacement charge or levy) related to the Premises, shall:

(i)	pay any community infrastructure levy (or any similar or replacement charge or levy) related to the Premises;

(ii)	serve a notice assuming such liability (and provide a copy of such notice to the Landlord) and not withdraw it (or carry out such equivalent or similar steps as may be required or permitted in relation to any similar or replacement charge or levy); and

(iii)	reimburse the Landlord all costs arising out of community infrastructure levy (or any similar or replacement charge or levy) related to the Premises; and

in each case in respect or by reason of any works carried out at the Premises by the Tenant.

15.2	Notices relating to the Premises

15.2.1	The Tenant shall give the Landlord a copy of any notice received by the Tenant, relating to the Premises or the Estate or any occupier of them, or to the Landlord’s interest in them, upon having received it and at the Landlord’s cost take any reasonable and proper steps which the Landlord may reasonably require consistent with the terms of this Lease in connection with such notice.

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15.2.2	The Tenant shall not give any notice or counter-notice under the Party Wall etc. Act 1996 without the consent of the Landlord.

15.3	The Construction (Design and Management) Regulations 2015

15.3.1	In this clause 15.3 “Regulations” means the Construction (Design and Management) Regulations 2015 and “File” means the Health and Safety file required by the Regulations for any project (within the meaning of the Regulations) carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises.

15.3.2	In respect of any works carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises (including any works of reinstatement which may be carried out after the end of the Term) to which the Regulations apply:

(a)	the Tenant shall comply in all respects with the Regulations and use commercially reasonable efforts to procure that any person (other than the Landlord) who otherwise has any duty under the Regulations, complies with the Regulations; and

(b)	if and to the extent that the Landlord is a client for the purposes of the Regulations, the Tenant shall agree with the Landlord in writing (or the Tenant shall procure that the undertenant or other occupier of the Premises (as the case may be) agrees with the Landlord in writing), for the purpose of the Regulations, to be treated as the only client in relation to such works.

15.3.3	The Tenant shall:

(a)	compile, maintain and make the File available to the Landlord for inspection at all times;

(b)	on request provide copies of the whole or any part of the File to the Landlord; and

(c)	hand a copy of the File to the Landlord at the end of the Term.

16.	LANDLORD’S COVENANT FOR QUIET ENJOYMENT

The Landlord covenants that the Tenant may hold and use the Premises during the Term without any interruption (except as expressly authorised by this Lease) by the Landlord or others.

17.	FORFEITURE

17.1	Landlord’s right of re-entry

17.1.1	If:

(a)	any event set out in clause 17.2 occurs; and

(b)	the grace period for the relevant event in clause 17.2 has passed,

then the Landlord must provide the Tenant with no less than 60 Business Days’ notice to remedy such breach. If the Tenant fails to remedy the breach then the Landlord may forfeit this Lease and re-enter the Premises (or any part of them in the name of the whole) at the end of the 60 Business Day notice period. The Term will then end, but this will be without prejudice to any claim which the Landlord may have against the Tenant for any failure to comply with the terms of this Lease.

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17.2	Events giving rise to the Landlord’s right of re-entry

17.2.1	The Rent has not been paid within 30 Business Days after it became due, whether formally demanded or not.

17.2.2	The Tenant is in material breach of the covenants contained in this Lease, the Tenant has not undertaken material actions towards curing the material breach within 120 Business Days after notice of breach from the Landlord and there is no realistic prospect for cure of the ongoing material breach in the near term, at that time.

17.2.3	The Tenant (or if more than one company then any one of them):

(a)	is unable to pay and has no reasonable prospect of being able to pay, its debts within the meaning of section 123 or sections 222 to 224 of the Insolvency Act 1986 (but disregarding references in those sections to proving it to the court’s satisfaction);

(b)	enters into any composition, compromise, moratorium (including a moratorium statutorily obtained, whether as a precursor to a voluntary arrangement under the Insolvency Act 1986 or otherwise, or a moratorium informally obtained), the appointment of a nominee, scheme or other similar arrangement with its creditors or any of them, whether under the Insolvency Act 1986, the Companies Act 2006 or otherwise;

(c)	resolves, or its directors, or the holders of a qualifying floating charge (as defined in Schedule B1 of the Insolvency Act 1986) or a third party resolve to appoint an administrator of it or an administration order is made in respect of it or it enters administration;

(d)	suffers the appointment of a receiver under the Law of Property Act 1925, court appointed, administrative receiver or other receiver or receiver and manager, or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or any person holding security over all or any part of its undertaking, property, revenue or assets takes possession of all or any part of them or requests that such a person does so;

(e)	resolves or its directors resolve to wind it up, whether as a voluntary liquidation or a compulsory liquidation, or its directors or any third party take any step under the Insolvency Act 1986 to wind it up voluntarily or to petition the court for a winding-up order, or a winding-up petition is presented against it, or a provisional liquidator is appointed to it, or it goes into liquidation within the meaning of section 247 of the Insolvency Act 1986;

(f)	is dissolved, or is removed from the Register of Companies, or ceases to exist (whether or not being capable of reinstatement or reconstitution), or its directors apply for it to be struck off the Register of Companies; or

(g)	is, or becomes, subject to, or takes or has taken against it or in relation to it or the whole or any part of its undertaking, property, revenue or assets, any finding, step, process or proceeding in any jurisdiction other than England Of and Wales which is equivalent, analogous, corresponding or similar to any of the findings, steps, processes or proceedings mentioned in clauses 17.2.3(a) to 17.2.3(g), and whether or not any such finding, step, process or proceeding has been taken in England and Wales.

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17.3	Interpretation

17.3.1	In clause 17 “company” includes:

(a)	a company as defined in section 1 of the Companies Act 2006;

(b)	a body corporate or corporation within the meaning of section 1173 of the Companies Act 2006;

(c)	an unregistered company or association;

(d)	any “company or legal person” in relation to which insolvency proceedings may be opened pursuant to article 3 of the EC Regulation on Insolvency Proceedings 2000 (No. 1346/2000);

(e)	a partnership within the meaning of the Partnership Act 1890;

(f)	a limited partnership registered under the Limited Partnerships Act 1907; and

(g)	a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000,

and the “Register of Companies” means any register of any of the legal persons mentioned above.

17.3.2	In relation to a Tenant that is a partnership within the meaning of the Partnership Act 1890 or a limited partnership registered under the Limited Partnerships Act 1907, the provisions of clause 17.2.3 will, except where the context otherwise requires, apply mutatis mutandis to the Tenant incorporating, where relevant, the modifications mentioned in the Insolvent Partnerships Order 1994 and the Insolvent Partnerships (Amendment) Order 2005.

17.3.3	In relation to a Tenant that is a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000, the provisions of clause 17.2.3 will, except where the context otherwise requires, apply mutatis mutandis to the Tenant incorporating, where relevant, the modifications made under the Limited Liability Partnerships Act 2000.

18.	MISCELLANEOUS

18.1	Notices

18.1.1	A notice given in connection with this Lease must be given in writing and signed by or on behalf of the party giving it, unless this Lease states that it need not be given in writing.

18.1.2	A notice given in connection with this Lease will be effective upon delivery and will be validly served if personally delivered or if sent by recognised overnight courier services, a registered post service (within the meaning of the Postal Services Act 2000) or first class recorded delivery or first class ordinary post and (in each case) addressed to:

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(a)	the Landlord at the address given in this Lease or, in substitution, at such other address which the Landlord has notified to the Tenant in writing; or

(b)	the Tenant at the Premises or its registered office or its last known address.

18.1.3	Each party shall give the other party oral notice as well as written notice of any matter affecting the Premises where emergency action is or may be needed.

18.1.4	Writing and notices given in connection with this Lease may include email but only with confirmation of delivery.

18.2	Indemnity

18.2.1	The Tenant agrees to indemnify the Landlord at all times (both during and after the Term) against all charges, claims, proceedings, liabilities, damages, losses, costs and expenses arising directly or indirectly from the existence, state of repair or any breach of any of the Tenant’s obligations in this Lease.

18.2.2	The Landlord agrees to indemnify the Tenant at all times (both during and after the Term) against all charges, claims, proceedings, liabilities, damages, losses, costs and expenses arising directly or indirectly from any breach of any of the Landlord’s obligations in this Lease.

18.3	Governing law and jurisdiction

18.3.1	This Lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the law of England and Wales.

18.3.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this Lease or its subject matter or formation (including non-contractual disputes or claims).

18.4	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this Lease will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.5	Landlord and Tenant (Covenants) Act 1995

This Lease is a new tenancy for the purposes of section 1 of the Landlord and Tenant (Covenants) Act 1995.

18.6	Access Obligations

18.6.1	If vehicular access to the Estate or the Premises is effectively prevented for any reason at any time (save as a result of the act or omission of the Tenant or the Tenant’s employees, agents or visitors), such prevention of access will constitute a breach of this Lease the Tenant will be entitled to damages for such breach and the Rent and Service Charge will be suspended from the date access is effectively prevented until access is restored, but without prejudice to any right of any party against any other for any breach of its obligations.

18.6.2	If vehicular access to the Estate or the Premises is effectively prevented for a period of more than 30 days (in the aggregate throughout the Term), such prevention of access will constitute a breach of this Lease the Tenant will be entitled to damages for such breach and the Tenant may end this Lease by serving at least one month’s written notice on the Landlord and on expiry of the said notice, this Lease shall then determine pursuant to the Tenant’s notice, but without prejudice to any right of any party against any other for any breach of its obligations.

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18.7	Environmental Liability

18.7.1	The following definitions apply in this clause 18.7:

“Environment” means all or any of the following media; namely air (including the air within buildings) water (including surface water, groundwater and water in drains and sewers) and land (including surface land sub-surface land and land under water) and any living organisms or ecosystems supported by those media;

“Hazardous Substances” means any natural or artificial substance (whether solid, liquid or gas) which alone or in combination with any other substance is capable of causing harm or the threat of harm to man (including offence caused to any of his senses or harm to his property) or is damaging to the Environment; and

“Existing Hazardous Substances” means any Hazardous Substances at in on or under the Premises prior to 3 July 2014.

18.7.2	Subject to clause 18.7.3, the Tenant will have no responsibility or liability for the presence or accumulation of any Existing Hazardous Substances or the escape or migration of any Existing Hazardous Substances from the Premises at any time.

18.7.3 The Tenant shall only be responsible for the presence or accumulation of any Hazardous Substances at the Premises that it or Aracaris Capital Limited has directly caused at any time after 3 July 2014 or during the Term.

18.7.4 For the avoidance of doubt, to the extent that this clause 18.7 is inconsistent with any other provision of this Lease, then this clause 18.7 will prevail.

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

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Executed as a deed by
ARACARIS CAPITAL LIMITED
acting by two directors:		/s/ Linda F. Powers
	)	Director Linda F. Powers
)

/s/ Marnie Masotti
Director/Secretary
Mamie Masotti
Executive Assistant
4800 M<Montgomery Lane #800
Bethesda, MD 20814

Executed as a deed by	)
ARACARIS LIMITED	)	/s/ Linda F. Powers
acting by two	)	Director Linda F. Powers
directors):	)
/s/ Marnie Masotti
Director/Secretary
Mamie Masotti
Executive Assistant
4800 M<Montgomery Lane #800
Bethesda, MD 20814